World Trade Center East

Two Seaport Lane

Suite 300

Boston, MA 02210-2028

(617) 946-4800

fax (617) 946-4801

www.seyfarth.com

April 27, 2017

Via E-Mail

Oxygen Therapy, Inc.

233 Needham Street, Suite 300

Needham, MA 02464

Re:	Oxygen Therapy, Inc. - Registration Statement on Form S-1 - Registration No. 333-214306

Dear Ladies and Gentlemen:

We have acted as counsel to Oxygen Therapy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration for sale by the Company of 19,081,038 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and the registration for resale by certain stockholders of the Company of 918,962 shares of Common Stock (the “Selling Stockholder Shares, including 459,481 shares (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”).

Collectively, the Shares and the Selling Stockholder Shares are referred to herein as the “Securities.”

The Shares are to be offered by the Company in a best efforts, direct public offering without any involvement of underwriters, as described in the Registration Statement. In connection with the Registration Statement, we have examined and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Oxygen Therapy, Inc.

April 27, 2017

Based upon the foregoing examination, we are of the following opinions:

1.     The Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.     The Selling Stockholder Shares, other than the Warrant Shares, are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

3.     The Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants.

The opinions expressed herein are limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as it may be amended from time to time. We also consent to the reference to this firm under the heading Legal Matters in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, Seyfarth Shaw LLP /s/ Seyfarth Shaw LLP

MAK